Exhibit 99.1

Pier 1 Imports, Inc. Declares Quarterly Cash Dividend

FORT WORTH, Texas--(BUSINESS WIRE)--September 21, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today announced that its Board of Directors declared a $0.04 per share quarterly cash dividend on the Company’s outstanding shares of common stock. The $0.04 quarterly cash dividend will be paid on October 31, 2012 to shareholders of record on October 17, 2012. As of September 21, 2012, approximately 106.3 million shares of the Company’s common stock were outstanding.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400